As filed with the Securities and Exchange Commission on March 25, 2004                                                                  Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IDENTIX INCORPORATED

Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2842496 (I.R.S. Employer Identification No.)

5600 Rowland Road, Suite 205, Minnetonka, MN 55343, (952) 932-0888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MARK S. MOLINA
General Counsel and Secretary
Identix Incorporated
5600 Rowland Road, Suite 205
Minnetonka, MN 55343, (952) 932-0888
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [  ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [  ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee
common stock, $.01 par value per stock	1,475,000	$5.07	$7,478,250	$947.49

(1) In accordance with Rule 416 under the Securities Act this registration statement also covers an indeterminate number of additional shares as may be issued as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Company’s common stock on the Nasdaq National Market on March 24, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in the prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an effort to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED March 25, 2004

PROSPECTUS

IDENTIX INCORPORATED

1,475,000 Shares of Common Stock

          The selling stockholder of Identix identified on page 14 may offer and sell the shares covered by this prospectus from time to time. The selling stockholder will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Identix will pay all expenses incurred in connection with the registration of the sale of the shares.

          Our common stock trades on the Nasdaq National Market under the symbol “IDNX”. On March 24, 2004, the last reported sale price of our common stock on Nasdaq was $5.07 per share.

           Beginning on page 1, we have listed a number of “RISK FACTORS” you should consider. You should read the entire prospectus carefully before you make your investment decision.

          For a description of the method of distribution of the resale shares, see page    of this prospectus.

          The Securities and Exchange Commission and state regulatory authorities have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is only offering to sell, and seeking offers to buy shares of Identix common stock in jurisdictions where offers and sales are lawfully permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of share of our common stock.

          In this prospectus, “Identix” the “Registrant,” “we,” “us” and “our” refer to Identix Incorporated.

The Date of this Prospectus is March     , 2004

2

i

PROSPECTUS SUMMARY

     This prospectus relates to the resale of up to 1,475,000 shares of Identix common stock, par value $0.01 per share (“Common Stock”) owned by a selling stockholder. Of these 1,475,000 shares, 675,000 shares of Common Stock (the “Purchase Price Shares”) were issued to Delean Vision Wordwide, Inc. (“Delean Vision”) pursuant to that certain Asset Purchase Agreement, dated as of March 4, 2004 (the “Asset Purchase Agreement”), by and among Identix, Delean Vision, Bruno Delean and Nicholas Vandenberghe; the remaining 800,000 shares (the “Warrant Shares”) are issuable upon exercise of a warrant issued by Identix to Delean Vision (the “Warrant”) pursuant to the terms of the Asset Purchase Agreement.

     For a description of the Purchase Price Shares, the Warrant and the Warrant Shares, see page 11 of this prospectus.

     Delean Vision may sell or otherwise transfer its shares of Common Stock in the open market at prevailing market prices or in private transactions at negotiated prices. It may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling stockholder from the purchaser and this compensation might be in excess of the compensation customary in the type of transaction involved. See the section of this prospectus entitled “Plan of Distribution.”

SUMMARY OF INFORMATION ABOUT THE COMPANY

     Our principal executive offices are located at 5600 Rowland Road, Suite 205, Minnetonka, MN 55343, and the telephone number for that location is (952) 932-0888. Our Internet address if http://www.identix.com. The information on our website is not incorporated by reference into this prospectus.

     We provide a broad range of fingerprint and facial recognition technology offerings that empower the identification of individuals who wish to gain access to information or facilities, conduct transactions and obtain identifications. Additionally, our software and hardware offerings can help identify those who perpetuate fraud and otherwise pose a threat to public safety. Our products serve a broad range of industries and market segments - most notably, government and law enforcement, financial, healthcare and corporate enterprise.

RISK FACTORS

You should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus, in deciding whether to invest in our shares. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements we make in this prospectus.

Our business will not grow unless the market for biometric solutions expands both domestically and internationally.

     Our product revenues and a portion of our service revenues are derived from the sale of biometric products and services. Biometric solutions have not gained widespread commercial acceptance. We cannot accurately predict the future growth rate, if any, or the ultimate size of the biometric technology market. The expansion of the market for our products and services depends on a number of factors including without limitation:

•	the cost, performance and reliability of our products and services and the products and services of our competitors;

•	customers’ perception of the perceived benefit of biometric solutions;

•	public perceptions of the intrusiveness of these solutions and the manner in which firms are using the information collected;

•	public perceptions regarding the confidentiality of private information;

•	proposed or enacted legislation related to privacy of information;

•	customers’ satisfaction with our products and services; and

•	marketing efforts and publicity regarding these products and services.

     Certain groups have publicly objected to the use of biometric products for some applications on civil liberties grounds and legislation has been proposed to regulate the use of biometric security products. From time to time, biometrics technologies have been the focus of organizations and individuals seeking to curtail or eliminate such technologies on the grounds that they may be used to diminish personal privacy rights. If such initiatives result in restrictive legislation, the market for biometric solutions may be adversely affected. Even if biometric solutions gain wide market acceptance, our products and services may not adequately address the requirements of the market and may not gain wide market acceptance.

We face intense competition from other biometric solution providers as well as identification and security systems providers.

     A significant number of established and startup companies have developed or are developing and marketing software and hardware for facial and/or fingerprint biometric products and applications that currently compete or will compete directly with our current facial and fingerprint offerings. Some of these companies have developed or are developing and marketing semiconductor or optically based direct contact fingerprint image capture devices, or retinal blood vessel, iris pattern, hand geometry, voice or facial structure solutions. If one or more of these technologies or approaches were widely adopted, it would significantly reduce the potential market for our products. Our security and identity related line of products and applications also compete with non-biometric technologies such as certificate authorities, smart card security solutions, and traditional key, card, surveillance systems and passwords. Many competitors offering products that are competitive with our security and identity related line of products and applications have significantly more financial and other resources than the Company. The biometric security market is a rapidly evolving and intensely competitive market, and we believe that additional competitors will continue to enter the market and become significant long-term competitors.

     Our facial biometric products face intense competition from a number of competitors who are actively engaged in developing and marketing facial-based recognition or security products, including Viisage Technology, Inc., Cognitech and Imagis Technologies, Inc. The products designed, developed and sold under our line of products known as our “Live Scan” products also face intense competition from a number of competitors who are actively engaged in developing and marketing similar products, including Heimann Biometric Systems GmbH, Sagem Morpho, Inc., Printrak International, Inc., (a Motorola company), and CrossMatch Technologies, Inc.

     We expect competition to increase and intensify in the near term in the biometrics markets. Companies competing with us may introduce products that are competitively priced, have increased performance or functionality or incorporate technological advances not yet developed or implemented by us. Some present and potential competitors have financial, marketing, research, and manufacturing resources substantially greater than ours.

     In order to compete effectively in this environment, we must continually design, develop and market new and enhanced products at competitive prices and must have the resources available to invest in significant research and development activities. The failure to do so could have a material adverse effect on our business operations, financial results and stock price.

We derive a majority of our services revenue from government contracts, which are often non-standard, involve competitive bidding, may be subject to cancellation without penalty and may produce volatility in earnings and revenue.

     Our performance in any one reporting period is not necessarily indicative of sale trends or future operating or earnings performance because of our reliance on a small number of large customers, the majority of which are government agencies. Government contracts frequently include provisions that are not standard in private commercial transactions. For example, government contracts may include bonding requirements and provisions permitting the purchasing agency to cancel the contract for convenience at any time without penalty in certain circumstances. As public agencies, our prospective customers are also subject to public agency contract requirements that vary from jurisdiction to jurisdiction. Some of these requirements may be onerous or impossible to satisfy.

     In addition, public agency contracts are frequently awarded only after formal competitive bidding processes, which are often protracted, and typically impose provisions that permit cancellation in the event that funds are unavailable to the public agency. In some cases, unsuccessful bidders for public agency contracts are provided the opportunity to formally protest certain contract awards through various agency, administrative and judicial channels. The protest process may delay a successful bidder’s contract performance for a number of weeks, months or more, or result in the cancellation of the contract award entirely. Although we have not previously experienced a substantial number of contract delays or cancellations due to protest initiated by losing bidders, there is a risk that we may not be awarded contracts for which we bid or, if awarded, that substantial delays or cancellation of purchases may follow as a result of such protests. For example, in October 2003, the Company announced that is had been awarded a Blanket Purchase Order (“BPO”) from the Department of Homeland Security (“DHS”) with an estimated value of approximately $27 million. The award was subsequently the subject of a formal protest by one of our competitors who had been an unsuccessful participant in the bidding process for the BPO. In response to the protest, DHS decided to re-evaluate all responsible technical and price proposals previously submitted in response to the Governments RFQ and Source Selection Plan for the BPO. DHS also sought and obtained dismissal of the protest by the U.S. General Accounting Office and issued a stop work order, meaning procurement of Identix technology under the BPO would be held in abeyance until the re-evaluation was completed. On March 10, 2004, DHS notified Identix that DHS had completed its re-evaluation and re-confirmed Identix as the sole recipient of the BPO. DHS also immediately released the stop work order. Subsequently, a second protest was filed by the same competitor that had previously filed the original protest, and in response to the second protest, the Government issued a new stop work order, meaning procurement of Identix technology under the BPO will be held in abeyance until the protest is resolved. While Identix remains confident that it will prevail in the protest process, and that its products and services will again be proven to represent the “best overall value” to the Government, there can be no assurance that the protest will be resolved in Identix’ favor, or that any additional affirmation of the previous BPO award to Identix will not be subject to further protest or challenge by unsuccessful third parties. Further substantial delays in DHS’ procurement of our technology under the BPO could result in adverse revenue volatility, making management of inventory levels, cash flow and profitability inherently difficult. Outright loss of the BPO award to Identix through the protest process or otherwise could have a material adverse effect on our financial results and stock price.

     Similarly, state and local government agency contracts may be contingent upon availability of matching funds from federal or state entities. State and local law enforcement and other government agencies are subject to political, budgetary, purchasing and delivery constraints which may continue to result in quarterly and annual revenues and operating results that may be irregular and difficult to predict. Such revenue volatility makes management of inventory levels, cash flow and profitability inherently difficult. In addition, if we are successful in winning such procurements, there may be unevenness in shipping schedules, as well as potential delays and schedule changes in the timing of deliveries and recognition of revenue, or cancellation of such procurements.

     The General Services Administration has recently completed its pre-award audit for the renewal of our GSA Multiple Award Schedule contract related to our product business. The end result of the pre-award audit process was favorable to Identix, with no adverse findings or adjustments arising out of the process. However, revenue generated from this contract is subject to future audit and subsequent adjustment by negotiation with representatives of the government agencies. While we believe that the results of any future audits will have no material effect on our financial results or business operations, any material adverse findings or adjustments arising out of such audits may have a material adverse effect on our business, financial condition and results of operations.

Our financial and operating results often vary significantly from quarter to quarter and may be negatively affected by a number of factors.

     Our financial and operating results may fluctuate from quarter to quarter because of the following reasons:

•	the lack of availability of government funds;

•	reduced demand for products and services caused, for example, by competitors;

•	price reductions, new competitors, or the introduction of enhanced products or services from new or existing competitors;

•	changes in the mix of products and services we or our distributors sell;

•	cancellations, delays or contract amendments by government agency customers;

•	protests of federal, state or local government contract awards by competitors;

•	unforeseen legal expenses, including litigation and/or administrative protest costs;

•	expenses related to acquisitions or mergers;

•	impairment charges arising out of our assessments of goodwill and intangibles;

•	other one-time financial charges;

•	the lack of availability or increase in cost of key components and subassemblies; and

•	the inability to timely and successfully complete development of complex designs and components, or manufacture in volume and install certain of our products.

     Particularly important is the need to invest in planned technical development programs to maintain and enhance our competitiveness, and to successfully develop and launch new products and services on a timely basis. Improving the manageability and likelihood of success of such programs requires the development of budgets, plans and schedules for the execution of these programs and the adherence to such budgets, plans and schedules. The majority of such program costs are payroll and related staff expenses, and secondarily materials, subcontractors and promotional expenses. These costs are very difficult to adjust in response to short-term fluctuations in our revenues, compounding the difficulty of achieving profitability in the event of a revenue downturn.

Our results of operations may be harmed by availability of governmental funding, credit and other policies.

     In many instances, the procurements of our federal, state and local customers are dependent on the availability or continued availability of federal, state or local government funds or grants and general tax funding. Such funding may not be approved or, if approved, it may not be available for the purchase of our products or solutions, and even if such funding is approved and available, such funds may be subject to termination at any time at the sole discretion of the government body providing or receiving such funds.

     We also extend substantial credit to federal, state and local governments in connection with sales of our products and services. Sales to sizeable customers requiring large and sophisticated networks of fingerprint recognition and Live Scan systems and peripheral equipment often include technical requirements which may not be fully known at the time requirements are specified by the customer. In addition, contracts may specify performance criteria that must be satisfied before the customer accepts the products and services. Collection of accounts receivable may be dependent on completion of customer requirements, which may be unpredictable, subject to change by the customer, and not fully understood by us at the time of acceptance of the order, and may involve investment of additional resources. These investments of additional resources are accrued when amounts can be estimated but may be uncompensated and negatively affect profit margins and our liquidity.

     Additionally, without regard to termination of funding, government agencies both domestically and internationally may successfully assert the right to terminate business or funding relationships with us at their sole discretion without adequate or any compensation or recourse for us.

The substantial costs of our merger with Visionics Corporation, which was completed in June 2002, and the manner of accounting for the merger may affect Identix’ reported results of operations.

     Approximately $30 million of costs have been incurred in connection with our merger with Visionics. These include costs associated with combining the businesses of the two companies, including integration and restructuring costs, costs associated with the consolidation of operations and the fees of financial advisors, attorneys and accountants. While the vast majority of costs associated with the merger are behind us, we may incur additional integration costs, for example, costs associated with the sublease of our former office and manufacturing space in California, and these costs may be higher than anticipated.

     In connection with the Visionics merger, we recorded a substantial amount of goodwill. Generally accepted accounting principles requires that goodwill be tested for impairment at least annually and a non-cash charge to earnings must be recognized n the period any impairment of goodwill is determined. During the fourth quarter of fiscal year 2003, we recorded an impairment charge to goodwill in the amount of $154,799,000.

     The market price of our common stock could decline if:

•	our merger with Visionics ultimately proves to be unsuccessful;

•	the combined company is unable to successfully market its products and services to both • companies’ customers;

•	the combined company does not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts, or such analysts do not perceive the same benefits to the merger as do we; or

•	the effect of the merger on our financial results is not consistent with the expectations of financial or industry analysts.

The terrorist attacks of September 11, 2001 have increased financial expectations that may not materialize.

     The September 11, 2001 terrorist attacks may have created an increase in awareness for biometric security solutions generally. However, it is uncertain whether the actual level of demand for our biometric products and services will grow as a result of such increased awareness. Increased demand may not result in an actual increase in our product or services revenues. In addition, it is uncertain which security solutions, if any, will be adopted as a result of the terrorism and whether our products will be a part of those solutions. Efforts in the war against terrorism, the war in Iraq, and the post-war reconstruction efforts in Iraq, may actually delay funding for the implementation of biometric solutions generally. Even if our products are considered or adopted as solutions to the terrorism, the level and timeliness of available funding are unclear. These factors may adversely impact us and create unpredictability in revenues and operating results.

We may need to raise additional equity or debt financing in the future.

     While we believe existing working capital may be adequate to fund our operating cash requirements for at least the next twelve months, we may need to raise additional debt or equity financing in the future, which may not be available to us even if we are successful in raising additional financing, we may not be able to do so on terms that are not excessively dilutive to existing stockholders or less costly than existing sources of financing. Failure to secure additional financing in a timely manner and on favorable terms could have a material adverse effect on our financial performance and stock price and require us to implement certain cost reduction initiatives resulting in the curtailment of our operations.

The biometrics industry is characterized by rapid technological change and evolving industry standards, which could render existing products obsolete.

     Our future success will depend upon our ability to develop and introduce a variety of new products and services and enhancements to these new product and services in order to address the changing and sophisticated needs of the marketplace. Frequently, technical development programs in the biometric industry require assessments to be made of the future directions of technology and technology markets generally, which are inherently risky and difficult to predict. Delays in introducing new products, services and enhancements, the failure to choose correctly among technical alternatives or the failure to offer innovative products and services at competitive prices may cause customers to forego purchases of our products and services and purchase those of our competitors.

     Continued participation by us in the market for Live Scan systems that are linked to forensic quality databases under the jurisdiction of governmental agencies may require the investment of our resources in upgrading our products and technology for us to compete and to meet regulatory and statutory standards. We may not have adequate resources available to us or may not adequately keep pace with appropriate requirements in order to effectively compete in the marketplace.

Our lengthy and variable sales cycle will make it difficult to predict operating results.

     Certain of our products often have a lengthy sales cycle while the customer evaluates and receives approvals for purchase. If, after expending significant funds and effort, we fail to receive an order, a negative impact on our financial results and stock price could result.

     It is difficult to predict accurately the sales cycle of any large order for any of our products. If we do not ship and or install one or more large orders as forecast for a fiscal quarter, our total revenues and operating results for that quarter could be materially and adversely affected.

The substantial lead-time required for ordering parts and materials may lead to excess or insufficient inventory.

     The lead-time for ordering parts and materials and building many of our products can be many months. As a result, we must order parts and materials and build our products based on forecasted demand. If demand for our products lags significantly behind our forecasts, we may produce more products than we can sell, which can result in cash flow problems and write-offs or write-downs of obsolete inventory.

We rely in part upon original equipment manufacturers (“OEM”) and distribution partners to distribute our products, and we may be adversely affected if those parties do not actively promote our products or pursue installations that use our equipment.

     A significant portion of our product revenue comes from sales to partners including OEMs, systems integrators, distributors and resellers. Some, but not all, of these relationships are formalized in written agreements. Even where these relationships are formalized in written agreements, the agreements are often terminable with little or no notice and subject to periodic amendment. We cannot control the amount and timing of resources that our partners devote to activities on our behalf.

     We intend to continue to seek strategic relationships to distribute, license and sell certain of our products. We, however, may not be able to negotiate acceptable relationships in the future and cannot predict whether current or future relationships will be successful.

Loss of sole or limited source suppliers may result in delays or additional expenses.

     We obtain certain hardware components and complete products, as well as software applications, from a single source or a limited group of suppliers. We do not have long-term agreements with any of our suppliers. We will experience significant delays in manufacturing and shipping of products to customers if we lose these sources or if supplies from these sources are delayed.

     As a result, we may be required to incur additional development, manufacturing and other costs to establish alternative sources of supply. It may take several months to locate alternative suppliers, if required, or to re-tool our products to accommodate components from different suppliers. We cannot predict if we will be able to obtain replacement components within the time frames we require at an affordable cost, or at all. Any delays resulting from suppliers failing to deliver components or products on a timely basis in sufficient quantities and of sufficient quality or any significant increase in the price of components from existing or alternative suppliers could have a severe negative impact on our financial results and stock price.

The success of our strategic plan to pursue sales in international markets may be limited by risks related to conditions in such markets.

     For the three and six months ended December 31, 2003, we derived approximately 11% and 8% of our product revenues from international sales. We currently have a local presence in the United Kingdom and the Commonwealth of Australia.

     There is a risk that we may not be able to successfully market, sell and deliver our products in foreign countries, or successfully rely on supplemental offshore research and development resources.

     Risks inherent in marketing, selling and delivering products in foreign and international markets, each of which could have a severe negative impact on our financial results and stock price, include those associated with:

•	regional economic or political conditions;

•	delays in or absolute prohibitions on exporting products resulting from export restrictions for certain products and technologies, including “crime control” products and encryption technology;

•	loss of, or delays in importing products, services and intellectual property developed abroad, resulting from unstable or fluctuating social, political or governmental conditions;

•	fluctuations in foreign currencies and the U.S. dollar;

•	loss of revenue, property (including intellectual property) and equipment from expropriation, nationalization, war, insurrection, terrorism, criminal acts and other political and social risks;

•	the overlap of different tax structures;

•	seasonal reductions in business activity;

•	risks of increases in taxes and other government fees; and

•	involuntary renegotiations of contracts with foreign governments.

     In addition, foreign laws treat the protection of proprietary rights differently from laws in the United States and may not protect our proprietary rights to the same extent as U.S. laws. The failure of foreign laws or judicial systems to adequately protect our proprietary rights or intellectual property, including intellectual property developed on our behalf by foreign contractors or subcontractors may have a material adverse effect on our business, operations, financial results and stock price.

Three stockholders own a significant portion of our stock and may delay or prevent a change in control or adversely affect the stock price through sales in the open market.

     As of December 31, 2003, the State of Wisconsin Investment Board, Kern Capital Management LLC, and Mazama Capital Management, Inc. owned approximately 9%, 5%, and 5% respectively of the Company’s outstanding common stock. The concentration of large percentages of ownership in any single stockholder may delay or prevent change in control of the Company. Additionally, the sale of a significant number of our shares in the open market by a single stockholder or otherwise could adversely affect our stock price.

We may be subject to loss in market share and market acceptance as a result of manufacturing errors, delays or shortages.

     Performance failure in our products or certain of our services may cause loss of market share, delay in or loss of market acceptance, additional warranty expense or product recall, or other contractual liabilities. The complexity of certain of our fingerprint readers makes the manufacturing and assembly process of such products, especially in volume, complex. This may in turn lead to delays or shortages in the availability of certain products, or, in some cases, the unavailability of certain products. The negative effects of any delay or failure could be exacerbated if the delay or failure occurs in products or services that provide personal security, secure sensitive computer data, authorize significant financial transactions or perform other functions where a security breach could have significant consequences.

     If a product or service launch is delayed or is the subject of an availability shortage because of problems with our ability to manufacture or assemble the product or service successfully on a timely basis, or if a product or service otherwise fails to meet performance criteria, we may lose revenue opportunities entirely and/or experience delays in revenue recognition associated with a product or service in addition to incurring higher operating expenses during the period required to correct the defects. There is a risk that for unforeseen reasons we may be required to repair or replace a substantial number of products in use or to reimburse customers for products that fail to work or meet strict performance criteria. We carry product liability insurance, but existing coverage may not be adequate to cover potential claims.

We may be subject to repair, replacement, reimbursement and liability claims as a result of products that fail to work or to meet applicable performance criteria.

     There is a risk that for unforeseen reasons we may be required to repair or replace a substantial number of products in use or to reimburse customers for products that fail to work or meet strict performance criteria. We attempt to limit remedies for product or service failure to the repair or replacement of malfunctioning or noncompliant products or services, and also attempt to exclude or minimize exposure to product and related liabilities by including in our standard agreements warranty disclaimers and disclaimers for consequential and related damages as well as limitations on our aggregate liability. From time to time, in certain complex sale or licensing transactions, we may negotiate liability provisions that vary from such standard forms. There is a risk that our contractual provisions may not adequately minimize our product and related liabilities or that such provisions may be unenforceable. We carry product liability insurance, but existing coverage may not be adequate to cover potential claims. We maintain warranty reserves as deemed adequate by management.

Failure by us to maintain the proprietary nature of our technology, intellectual property and manufacturing processes could have a material adverse effect on our business, operating results, financial condition and stock price and on our ability to compete effectively.

     We principally rely upon patent, trademark, copyright, trade secret and contract law to establish and protect our proprietary rights. There is a risk that claims allowed on any patents or trademarks we hold may not be broad enough to protect our technology. In addition, our patents or trademarks may be challenged, invalidated or circumvented and we cannot be certain that the rights granted thereunder will provide competitive advantages to us. Moreover, any current or future issued or licensed patents, or trademarks, or currently existing or future developed trade secrets or know-how may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that certain of our already issued patents or trademarks may infringe upon third party patents or trademarks or be designed around by others. In addition, there is a risk that others may independently develop proprietary technologies and processes, which are the same as, substantially equivalent or superior to ours, or become available in the market at a lower price.

     There is a risk that we have infringed or in the future will infringe patents or trademarks owned by others, that we will need to acquire licenses under patents or trademarks belonging to others for technology potentially useful or necessary to us, and that licenses will not be available to us on acceptable terms, if at all.

     We may have to litigate to enforce our patents or trademarks or to determine the scope and validity of other parties’ proprietary rights. Litigation could be very costly and divert management’s attention. An adverse outcome in any litigation may have a severe negative effect on our financial results and stock price. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office or oppositions in foreign patent and trademark offices, which could result in substantial cost and limitations on the scope or validity of our patents or trademarks.

     We also rely on trade secrets and proprietary know-how, which we seek to protect by confidentiality agreements with our employees, consultants, service providers and third parties. There is a risk that these agreements may be breached, and that the remedies available to us may not be adequate. In addition, our trade secrets and proprietary know-how may otherwise become known to or be independently discovered by others.

If we fail to adequately manage the size of our business, it could have a severe negative effect on our financial results or stock price.

     Our management believes that in order to be successful we must appropriately manage the size of our business. This may mean reducing costs and overhead in certain economic periods, and selectively growing in periods of economic expansion. In addition, we will be required to implement operational, financial and management information procedures and controls that are efficient and appropriate for the size and scope of our operations. The management skills and systems currently in place may not be adequate and we may not be able to manage any significant cost reductions or effectively provide for our growth.

Acquisitions and dispositions of companies, assets or technologies may result in disruptions to our business.

     As part of our business roadmap, we may from time to time acquire businesses, assets or technologies relating to, or complementary to, our current strategies or operations, and we may also divest certain businesses or assets that we consider non-complementary to our current strategies or operations.

     In March 2004, we acquired certain technology and intellectual property rights of Delean Vision Worldwide, Inc. In February 2004, we acquired the remaining 50% percent interest in Sylvan Identix Fingerprint Centers, LLC (“SIFC”) that we didn’t already own. We subsequently re-named SIFC Identix Identification Services, LLC. In February 2004, we sold our wholly owned subsidiary, Identix Public Sector, Inc., whose business principally consisted of providing project management and facilities engineering services to government agencies. We acquired certain proprietary software and source code assets from a third party in October 2002. We merged with Visionics in June 2002 and acquired Identicator Technology, Inc. in fiscal 1999. We also acquired one company in fiscal 1998 and two companies in fiscal 1996. These and any other acquisitions, mergers and divestitures by Identix are and will be accompanied by the risks commonly encountered in such transactions. These risks include, among other things:

•	exposure to unknown liabilities of acquired companies or assets;

•	higher than anticipated acquisition costs and expenses;

•	effects of costs and expenses of acquiring and integrating new businesses on our operating results and financial condition;

•	effects of consolidated revenue loss associated with dispositions of material subsidiaries or assets;

•	effects of costs and expenses of integrating and introducing new technologies;

•	the difficulty and expense of assimilating the operations and personnel of the companies;

•	disruption of our ongoing business;

•	diversion of management time and attention;

•	failure to maximize our financial and strategic position by the successful incorporation of acquired technology;

•	failure to realize the potential of acquired technologies, complete product development, or properly obtain or secure appropriate protection of intellectual property rights;

•	the maintenance of uniform standards, controls, procedures and policies;

•	loss of key employees and customers as a result of changes in management;

•	the incurrence of amortization expenses;

•	incurring impairment charges arising out of our assessments of goodwill and intangibles; and

•	possible dilution to our stockholders.

     In addition, geographic distances may make integration of businesses or the acquisition of assets more difficult. We may not be successful in overcoming these risks or any other problems encountered in connection with any mergers or acquisitions.

If we fail to attract and retain qualified senior executive and key technical personnel, our business will not be able to expand.

     We are dependent on the continued availability of the services of our employees, many of whom are individually key to our future success, and the availability of new employees to implement our business plans. The market for skilled employees is highly competitive, especially for employees in technical fields. Although our compensation programs are intended to attract and retain the employees required for us to be successful, there can be no assurance that we will be able to retain the services of all our key employees or a sufficient number to execute our plans, nor can there be any assurance we will be able to continue to attract new employees as required.

     Our personnel may voluntarily terminate their relationship with us at any time, and competition for qualified personnel, especially engineers, is intense. The process of locating additional personnel with the combination of skills and attributes required to carry out our strategy could be lengthy, costly and disruptive.

     If we lose the services of key personnel, or fail to replace the services of key personnel who depart, we could experience a severe negative effect on our financial results and stock price. In addition, there is intense competition for highly qualified engineering and marketing personnel in the locations where we principally operate. The loss of the services of any key engineering, marketing or other personnel or our failure to attract, integrate, motivate and retain additional key employees could have a material adverse effect on our business, operating and financial results and stock price.

FORWARD-LOOKING INFORMATION

     Statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A number of risks and uncertainties, including those discussed under the caption “Risk Factors” above and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers (including Identix) may be found.

     This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333- ). The registration statement contains more information than this prospectus regarding Identix and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

     You should rely only on the information contained, or incorporated by reference, in this prospectus or the registration statement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares offered hereby.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporated by reference” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus, which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we terminate the offering of these shares.

SEC Filing	Filing Date
Amended Report on Form 10-K	September 12, 2003

Notice of Annual Meeting of Stockholders and Proxy Statement on Form 14A	September 12, 2003

Quarterly Report on Form 10-Q for three month period ended September 30, 2003	November 13, 2003

Quarterly Report on Form 10-Q for three-month period ended December 31, 2003	February 12, 2004

Current Report on Form 8-K	February 13, 2004

Description of Common Stock contained in Registration Statement on Form 8-A	December 4, 1992, as amended on December 24, 1992

You may request a copy of these documents, at no cost, by calling (952) 932-0888 or writing to:

Identix Incorporated
5600 Rowland Road, Suite 205
Minnetonka, MN 55343
Attention: Investor Relations Department

SELLING STOCKHOLDER

     We are registering for resale 1,475,000 shares of Identix common stock, par value $0.01 per share (“Common Stock”) as described below.

     Pursuant to a certain Asset Purchase Agreement, dated as of March 4, 2004 (the “Asset Purchase Agreement”), by and among Identix, Delean Vision Worldwide, Inc. (“Delean Vision”), Bruno Delean and Nicholas Vandenberghe, Identix acquired certain technology and intellectual property rights of Delean Vision, including ownership of several patent applications intended to cover certain algorithms and technologies purchased by Identix. Consideration for the technology and intellectual property rights of Delean Vision consisted of the issuance by Identix to Delean Vision of 675,000 shares of Common Stock (“Purchase Price Shares”) and a warrant with contingent rights in favor of Delean Vision to purchase up to 800,000 shares of Identix common stock at $4.70 per share (“Warrant Shares”). Two hundred thousand of the Purchase Price Shares are subject to lock-up restrictions for six months following the date this registration statement is declared effective (the “Effective Date”), and another 200,000 of the Purchase Price Shares are subject to lock-up restrictions for 12 months after the Effective Date. Additionally, Delean Vision’s ability to exercise the warrant is tied, in increments, to the final award of certain identified claims in the patent applications Identix purchased pursuant to the Asset Purchase Agreement.

     We are registering the shares to permit the selling stockholder and its pledgees, donees, transferees and other successors-in-interest that receive their shares from the selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate. The following table sets forth the name of the selling stockholder, the number of shares of Common Stock owned beneficially by the selling stockholder as of March 23, 2004 and the number of shares that may be offered pursuant to this prospectus.

     This table is prepared based on information supplied to us by the selling stockholder and any public documents filed with the SEC, and assumes the sale of all of the resale shares. The number of shares beneficially owned by the selling stockholder is determined under rules promulgated by the SEC, and is not necessarily indicative of beneficial ownership for any other purpose.

     We do not know how long the selling stockholder will hold the shares before selling them and other than as expressly described above, we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholder.

     The applicable percentage of ownership listed below is based on 88,236,000 shares of Common Stock outstanding as of March 23, 2004 and includes not only the 675,000 Purchase Price Shares, but also assume the issuance and resale of the 800,000 Warrant Shares issuable upon exercise of the Warrant.

	Common Stock			Common	Common Stock
	Beneficially Owned			Stock to be	Beneficially Owned
	Prior to Offering			Offered	After Offering(1)
Holder	Number	Percent			Number	Percent
Delean Vision Worldwide, Inc. Bison Court, P.O. Box 3460 Road Town, Tortola British Virgin Islands	1,475,000	1.7	%*	1,475,000	0	0
TOTALS	1,475,000	1.7	%*	1,475,000	0	0

 *  Percentages are approximate.
(1) Assumes all the shares registered hereof are sold by the selling stockholder.

PLAN OF DISTRIBUTION

The selling stockholder may sell the Purchase Price shares and the Warrant Shares (collectively, the “Resale Shares”) from time to time in one or more transactions at:

•	fixed prices;

•	market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

     The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholder may effect these transactions by selling the Resale Shares to or through broker-dealers. Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales. The Resale Shares may be sold in one or more of the following transactions:

•	a block trade in which a broker-dealer attempts to sell the Resale Shares as agent but may resell a portion of the block as principal to facilitate the transaction;

•	a purchase by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of the exchange;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	privately negotiated transactions; and

•	a combination of any of the above transactions, or by any other legally-available means.

     We may amend or supplement this prospectus from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer, the supplement, if any, will disclose:

•	the name of the selling stockholder and the participating broker-dealer;

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer;

•	that the broker-dealer did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

     In addition, if the selling stockholder notifies us that a donee or pledgee of the selling stockholder intends to sell more than 500 shares, we will file a supplement to this prospectus. If the selling stockholder notifies us of any material change with respect to the plan of distribution of the resale shares described herein, we will file a post-effective amendment to the registration statement of which this prospectus forms a part.

     The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the Resale Shares. The selling stockholder may enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the resale shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholder also may loan or pledge the Resale Shares to a broker-dealer. The broker-dealer may sell the loaned or pledged shares under this prospectus.

     Broker-dealers or agents may receive compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers or agents may also receive compensation from the purchasers of the resale shares for which they act as agents or to whom they sell as principals, or both. A broker-dealer’s compensation will be negotiated in connection with the sale and may exceed the broker-dealer’s customary commissions. Broker-dealers, agents or the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with sales of the resale shares. Any commission, discount or concession received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     Because a selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the Resale Shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the Resale Shares by the selling stockholder.

     The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and has been satisfied.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

     We will pay all costs, expenses and fees associated with the registration of the Resale Shares. The selling stockholder will pay all commissions and discounts, if any, associated with the sale of the Resale Shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in sales of the Resale Shares against specified liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Identix consists of 200,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share.

Common Stock. As of March 23, 2004 there were approximately 87,436,000 shares of our common stock outstanding held by approximately 1,683 stockholders of record. Our common stock is listed on the Nasdaq National Market under the symbol IDNX. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Identix. Subject to any preferential rights of the preferred stock, the holders of common stock are entitled to receive dividends, when and if declared by the board of directors, out of assets legally available for the payment of dividends. In the event of any dissolution, liquidation of, or winding up of Identix, the holders of our common stock are entitled to receive all remaining assets of the corporation after payment of liabilities, subject to any preferential amounts distributed to holders of the preferred stock. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock. We have 2,000,000 shares of preferred stock authorized, 234,558 of which are designated as Series A preferred stock. Our board has the authority to provide for the issuance of the preferred stock in one or more series, and by filing a certificate pursuant to Delaware corporate law, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof. Our board, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of our common stock and the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Identix.

On February 27, 2004, the holder of the 234,558 outstanding shares of Series A preferred stock converted such shares into 235,553 shares of our common stock. Currently, there are no additional shares of preferred stock outstanding..

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the Resale Shares by the selling stockholder.

LEGAL MATTERS

     Briggs and Morgan, P.A. of Minneapolis, Minnesota, our counsel, has issued an opinion about the legality of the shares of common stock offered hereby.

EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended June 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the resale of the shares being registered. All amounts are estimated except the SEC Registration Fee.

SEC Registration Fee	947
Accounting Fees and Expenses	8,000
Legal Fees and Expenses	1,500
Miscellaneous	10,000

Total	$20,447

Item 15. Indemnification of Directors and Officers

     Pursuant to the Delaware General Corporation Law, the Registrant has included in its Certificate of Incorporation provisions regarding the limitation of liability and indemnification of officers and directors of the Registrant. Articles NINTH and TENTH of the Registrant’s Certificate of Incorporation provide as follows:

     NINTH.

     No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of the repeal or modification.

     TENTH.

A. RIGHT TO INDEMNIFICATION

     Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than that law permitted the corporation to provide before the amendment) against all expenses, liabilities and losses including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. However, the corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by that person only if that action, suit or proceeding (or part thereof) was authorized by the board of directors of the corporation. The rights set forth in this Article TENTH shall be contract rights and shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition. However, the payment of such expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be so indemnified.

B. RIGHT OF CLAIMANT TO BRING SUIT

     If a claim under Paragraph A of this Article TENTH is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting that claim. It shall be a defense to any such action (other than an action an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. However, the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination before the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. NON EXCLUSIVITY OF RIGHTS

     The rights conferred on any person by Paragraphs A and B of this Article TENTH shall not be exclusive of any other rights which such person may have or hereafter may acquire under any statute, provision of the Certificate of Incorporation, by law, agreement, vote of stockholders or of disinterested directors, or otherwise.

D. EXPENSES AS A WITNESS

     To the extent that any director, officer, employee, or agent of the corporation is by reason of such position, or a position with another entity at the request of the corporation, a witness in any action, suit or proceeding, he or she shall be indemnified and held harmless against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

E. INDEMNITY AGREEMENTS

     The corporation may enter into agreements with any director, officer, employee or agent of the corporation or any person who serves at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise, providing for indemnification to the fullest extent permissible under the Delaware General Corporation Law and the corporation’s Certificate of Incorporation.

F. EFFECT OF REPEAL OR MODIFICATION

     Any repeal or modification of this Article TENTH shall not adversely affect any right of indemnification or advancement of expenses of a director or officer, employee or agent of the corporation existing at the time of such repeal or modification with respect to any action or omission occurring before the repeal or modification.

G. SEPARABILITY

     Each and every paragraph, sentence, term and provision of this Article TENTH is separate and distinct. If any paragraph, sentence, term or provision is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other such paragraph, sentence, term or provision. To the extent required in order to make any such paragraph, sentence, term or provision of this Article TENTH valid or enforceable, the corporation shall, and the indemnitee or potential indemnitee may, request a court of competent jurisdiction to modify the paragraph, sentence, term or provision in order to preserve its validity and provide the broadest possible indemnification permitted by applicable law.

H. INSURANCE

     The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss of the type referred to in this Article TENTH, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

I. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION

     The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

Item 16. Exhibits

(a) Exhibits

4.1	Asset Purchase Agreement, dated as of March 4, 2004, by and among Identix, Delean Vision Worldwide, Inc., Bruno Delean and Nicolas Vandenberghe

4.2	Common Stock Purchase Warrant, dated March 9, 2004, issued to Delean Vision Worldwide, Inc.

5.1	Opinion of Briggs and Morgan, P.A.

23.1	Consent of Briggs and Morgan, P.A. (contained in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants

24.1	Power of Attorney (see page II-6)

Item 17. Undertakings

A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant’s Restated Certificate of Incorporation and Bylaws, and the Delaware General Corporation Law, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person for liabilities arising under the Act in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, Minnesota on March 25, 2004.

IDENTIX INCORPORATED

By: /S/ JOSEPH J. ATICK

Joseph J. Atick
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Dr. Joseph J. Atick and Mark S. Molina his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Office	Date
/s/ JOSEPH J. ATICK Joseph J. Atick	President and Chief Executive Officer (Principal Executive Officer)	March 25, 2004
/s/ JAMES MOAR James Moar	Chief Operating Officer and Interim Chief Financial Officer (Principal Financial and Accounting Officer)	March 25, 2004
/s/ MILTON E. COOPER Milton E. Cooper	Director	March 25, 2004
/s/ MALCOLM J. GUDIS Malcolm J. Gudis	Director	March 25, 2004
/s/ JOHN E. HAUGO John E. Haugo	Director	March 25, 2004
/s/ GEORGE LATIMER George Latimer	Director	March 25, 2004
/s/ JOHN E. LAWLER John E. Lawler	Director	March 25, 2004
/s/ PATRICK H. MORTON Patrick H. Morton	Director	March 25, 2004

INDEX TO EXHIBITS

Exhibit No.	Description	Page
4.1	Asset Purchase Agreement dated as of March 4, 2004

4.2	Warrant dated March 9, 2004

5.1	Opinion of Briggs and Morgan, P.A.

23.1	Consent of Briggs and Morgan, P.A. (contained in opinion filed as Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants

24.1	Power of Attorney (see page II-6)